INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of Exeter Fund, Inc. (File No. 2-92633) of our reports each dated November 26, 1997 appearing in the annual reports to shareholders for the year ended October 31, 1997, of the Defensive Series, Tax Managed Series, Maximum Horizon Series, Blended Asset Series I, Blended Asset Series II, Flexible Yield Series I, Flexible Yield Series II and Flexible Yield Series III, and to the references to us under the headings Financial Highlights and General Information in the Prospectuses and Custodian and Independent Accountant and Financial Statements in the Statement of Additional Information, all of which are part of this Registration Statement.



/s/  DELOITTE & TOUCHE LLP
     Boston, Massachusetts
     February 23, 1998